Exhibit 10(a)

Amendment to the Wells Fargo & Company Deferred Compensation Plan

RESOLVED that the Wells Fargo & Company Deferred Compensation Plan is amended effective January 1, 2022 as follows:

Section 2(F) is amended to read in full as follows:

Compensation. Base salary, bonuses, incentives and commissions earned by an Eligible Employee during the Deferral Year for services rendered to the Company or its Affiliates as determined by the Plan Administrator for that Deferral Year and payable (if not deferred) no later than March 15 of the Plan Year following the Deferral Year; provided, however, that Compensation shall not include:

(1)any award under the Company’s Long-Term Incentive Compensation Plan, or any successor to the plan;

(2)any amount if the right to receive that amount is conditioned on the Eligible Employee’s Separation from Service; or

(3)any amount paid after the pay period in which the Eligible Employee’s Separation from Service (including a resignation or termination of employment at retirement age) occurs except bonuses payable pursuant to the Wells Fargo Bonus Plan following the date the Employee incurs a Separation from Service if the Eligible Employee elected payment in annual installments and Section 9(E) does not apply.

Section 2(Q) is amended to read in full as follows:

“Plan Administrator” of the Plan is the Head of Human Resources, Total Rewards Senior Executive and the Head of Total Rewards (or in each case, the functional equivalent thereof), each of whom, acting individually, may take action as the Plan Administrator.

Section 2(S) is amended to read in full as follows:

Separation from Service. For purposes of this Plan, a participant’s “Separation from Service” occurs upon his or her death, retirement or other termination of employment or other event that qualifies as a “separation from service” under Code section 409A and the applicable regulations thereunder as in effect from time to time. The Plan Administrator shall determine in each case when a participant’s Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Plan Administrator shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and the participant reasonably anticipate that, after that date, the participant will render no further services, or the participant’s level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of the participant’s bona fide services (either as an employee or independent contractor) previously in effect for such participant over the immediately preceding 36-month period (or the participant’s entire period of service, if the participant has been providing services for less than 36 months). If the Participant incurs a Separation from Service as determined by the Plan Administrator, a subsequent rehire will not impact the prior Separation from Service determination and distribution will commence pursuant to Section 9.

The following presumptions shall also apply to all such determinations:

(1)Transfers. A Separation from Service has not occurred upon the participant’s transfer of employment from the Company to an Affiliate or vice versa, or from an Affiliate to another Affiliate.

(2)Medical leave of absence. Where the participant has a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which the participant would not be considered “disabled” under any disability policy of the Company or Affiliate under which the participant is then receiving a benefit; or (B) the first day on which the participant’s medical leave of absence period exceeds 29 months.

(3)Military leave of absence. Where the participant has a military leave of absence, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the day next following the last day on which the participant is entitled to reemployment rights under USERRA.

(4)Other leaves of absence. In the event that the participant is on a bona fide leave of absence, not otherwise described in this Sec. 2(S), from which he or she has not returned to employment with the Company or an Affiliate, the participant’s Separation from Service has occurred on the first day on which the participant’s leave of absence period exceeds six months or, if earlier, upon the participant’s termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this section).

(5)Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, the participant becomes an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).

Section 9(B)(4) is amended to read in full as follows:

Upon Death. Should the Participant die before the portion of his or her WFA Accounts to which he or she is entitled under the Plan are completely distributed, then such undistributed portions shall be paid in a lump sum to his or her designated beneficiary (or beneficiaries) for his or her WFA Accounts. Beneficiaries shall be separately identified for Deferral Accounts and WFA Accounts. Such payment shall be made as soon as administratively practical following the Participant’s death, but in no event later than the end of the calendar year following the calendar year of the Participant’s death. The Participant may designate one or more such beneficiaries specifically for his or her WFA Accounts, or may revoke his or her existing beneficiary designation for his or her WFA Accounts and make a new designation for his or her WFA Accounts, by filing a properly completed beneficiary designation in accordance with the procedures established by the Plan Administrator or its designate. Should the Participant die without a valid beneficiary designation for his or her WFA Accounts in effect or after the death of his or her designated beneficiary (or beneficiaries), then any amounts due him or her under the Plan with respect to his or her WFA Accounts shall be paid to the person or persons surviving in the first of the following classes in which there is a survivor, share and share alike:

(a)The Participant’s spouse or domestic partner.

(b)The Participant’s biological and adopted children, except that if any of his or her children predecease the Participant but leave descendants surviving the Participant, such descendants shall take by right of representation the share their parent would have taken if living.

(c)The Participant’s parents.

(d)The Participant’s brothers and sisters.

(e)The Participant’s estate.

If a beneficiary survives the Participant but dies before receiving the balance of the Participant’s WFA Accounts (or the beneficiary’s share of such Participant’s WFA Accounts balance in the case of more than one beneficiary), that beneficiary’s share of the Participant’s WFA Accounts shall be made to the beneficiary’s estate.

Section 10 is amended to read in full as follows:

Nonassignability. No Participant or beneficiary shall have any interest in any accounts under this Plan that can be transferred, nor shall any Participant or beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Company, nor shall the Company recognize any assignment thereof, either in whole or in part, nor shall any account be subject to attachment, garnishment, execution following judgment or other legal process while in the possession or control of the Company. The designation of a beneficiary by a Participant does not constitute a transfer.

Except as herein expressly amended, all the terms and provisions of the Wells Fargo & Company Deferred Compensation Plan shall continue in full force and effect.